                                                                     Exhibit 4.8


ENERPLUS RESOURCES FUND
CONSOLIDATED BALANCE SHEET
--------------------------------------------------------------------------------

($ THOUSANDS)  (UNAUDITED)                                    SEPTEMBER 30, 2002              DECEMBER 31, 2001
                                                           -------------------------     -----------------------------
ASSETS
Current assets
  Cash and cash equivalents                                      $       3,471                  $          979
  Accounts receivable                                                   75,638                         100,089
  Other current                                                          3,377                           4,869
                                                           -------------------------     -----------------------------
                                                                        82,486                         105,937
                                                           -------------------------     -----------------------------

Property, plant and equipment                                        2,814,368                       2,667,504
Accumulated depletion and depreciation                                (643,572)                       (489,188)
                                                           -------------------------     -----------------------------
                                                                     2,170,796                       2,178,316
                                                           -------------------------     -----------------------------

Deferred charges (Note 4)                                                1,847                             -
                                                           -------------------------     -----------------------------

                                                                    $2,255,129                      $2,284,253
                                                           =========================     =============================

LIABILITIES
Current liabilities
  Accounts payable                                                $     76,582                     $    72,341
  Distributions payable to unitholders                                  22,426                          20,860
  Payable to related party (Note 3)                                     10,392                           7,915
                                                           -------------------------     -----------------------------
                                                                       109,400                         101,116
                                                           -------------------------     -----------------------------

Long-term debt (Note 4)                                                362,458                         412,589
Future income taxes                                                    314,222                         333,560
Accumulated site restoration                                            58,538                          55,403
Deferred credits                                                         4,848                           6,591
Payable to related party (Note 3)                                        1,525                           1,909
                                                           -------------------------     -----------------------------
                                                                       741,591                         810,052
                                                           -------------------------     -----------------------------

EQUITY
  Unitholders' capital (Note 2)                                      1,958,521                       1,826,507
  Accumulated income                                                   389,069                         324,570
  Accumulated cash distributions                                      (943,452)                       (777,992)
                                                           -------------------------     -----------------------------
                                                                     1,404,138                       1,373,085
                                                           -------------------------     -----------------------------

                                                                    $2,255,129                      $2,284,253
                                                           =========================     =============================
Number of Trust Units outstanding
(thousands)                                                             74,751                          69,532
                                                           =========================     =============================

ENERPLUS RESOURCES FUND
CONSOLIDATED STATEMENT OF INCOME
--------------------------------------------------------------------------------

($ THOUSANDS EXCEPT PER UNIT AMOUNTS)                      THREE MONTHS ENDED                         NINE MONTHS ENDED
(UNAUDITED)                                                   SEPTEMBER 30                              SEPTEMBER 30
                                                  --------------------------------------    --------------------------------------
                                                       2002                  2001                 2002                 2001
                                                  ----------------     -----------------    -----------------    -----------------
REVENUES
  Oil and gas sales                                     $151,286             $163,824             $428,408             $492,420
  Crown royalties                                        (21,161)             (24,231)             (66,013)             (89,536)
  Freehold and other royalties                            (7,823)              (8,713)             (22,502)             (26,032)
                                                  ----------------     -----------------    -----------------    -----------------
                                                         122,302              130,880              339,893              376,852
  Interest and other income                                   31                  110                  338                  680
                                                  ----------------     -----------------    -----------------    -----------------
                                                         122,333              130,990              340,231              377,532
                                                  ----------------     -----------------    -----------------    -----------------

EXPENSES
  Operating                                               34,689               34,717               95,853               81,157
  General and administrative                               3,352                1,633               10,085                6,367
  Management  fees (Note 3)                                7,216                2,497               13,571                6,957
  Interest (Note 5)                                        5,169                5,121               12,705               13,473
  Depletion, depreciation and
    Amortization                                          52,656               55,423              158,906              135,885
                                                  ----------------     -----------------    -----------------    -----------------
                                                         103,082               99,391              291,120              243,839
                                                  ----------------     -----------------    -----------------    -----------------

Income before taxes                                       19,251               31,599               49,111              133,693
Capital taxes                                              1,294                1,352                3,950                3,624
Future income tax                                        (11,124)               5,106              (19,338)             (13,260)
                                                  ----------------     -----------------    -----------------    -----------------
NET INCOME                                              $ 29,081             $ 25,141             $ 64,499             $143,329
                                                  ================     =================    =================    =================

Net income per trust unit
  Basic                                                  $0.41                $0.39                $0.92                $2.82
                                                  ================     =================    =================    =================
  Diluted                                                $0.41                $0.39                $0.92                $2.82
                                                  ================     =================    =================    =================

Weighted average number of
  Units outstanding (thousands)
  Basic                                                   70,850               64,776               70,066               50,738
                                                  ================     =================    =================    =================
  Diluted                                                 71,019               64,853               70,181               50,817
                                                  ================     =================    =================    =================


CONSOLIDATED STATEMENT OF ACCUMULATED INCOME
--------------------------------------------------------------------------------

                                                           THREE MONTHS ENDED                         NINE MONTHS ENDED
($ THOUSANDS), (UNAUDITED)                                    SEPTEMBER 30                              SEPTEMBER 30
                                                  --------------------------------------    --------------------------------------
                                                       2002                  2001                 2002                 2001
                                                  ----------------     -----------------    -----------------    -----------------
Accumulated income, beginning
  of period                                             $359,988             $262,489             $324,570             $144,301
Net income                                                29,081               25,141               64,499              143,329
                                                  ----------------     -----------------    -----------------    -----------------
Accumulated income, end of
  Period                                                $389,069             $287,630             $389,069             $287,630
                                                  ================     =================    =================    =================

ENERPLUS RESOURCES FUND
CONSOLIDATED STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------

                                                           THREE MONTHS ENDED                         NINE MONTHS ENDED
($ THOUSANDS), (UNAUDITED)                                    SEPTEMBER 30                              SEPTEMBER 30
                                                  --------------------------------------    --------------------------------------
                                                       2002                  2001                 2002                 2001
                                                  ----------------     -----------------    -----------------    -----------------
OPERATING ACTIVITIES
Net income                                              $ 29,081             $ 25,141             $ 64,499             $143,329
Depletion, depreciation and                               52,656
  Amortization                                                                 55,423              158,906              135,885
Future income tax                                        (11,124)               5,106              (19,338)             (13,260)
Site restoration and abandonment
  Costs incurred                                          (1,023)                (719)              (3,130)              (1,343)
                                                  ----------------     -----------------    -----------------    -----------------
Funds flow from operations                                69,590               84,951              200,937              264,611
Decrease (increase) in non-cash
  Operating working capital                                1,787               (7,565)              21,832              (35,779)
                                                  ----------------     -----------------    -----------------    -----------------
                                                          71,377               77,386              222,769              228,832
                                                  ----------------     -----------------    -----------------    -----------------
FINANCING ACTIVITIES
Issue of trust units, net of
  Issue costs                                            124,591               11,253              131,274               45,845
Cash distributions to unitholders                        (61,323)             (92,677)            (163,894)            (252,512)
Increase (decrease) in long-term
  Debt                                                   (78,351)              79,768              (50,131)              93,325
Payment to related party (Note 3)                           (128)                (127)                (384)                (127)
Deferred charges                                               -                    -               (1,892)                   -
                                                  ----------------     -----------------    -----------------    -----------------
                                                         (15,211)              (1,783)             (85,027)            (113,469)
                                                  ----------------     -----------------    -----------------    -----------------
INVESTING ACTIVITIES
Property, plant and equipment                            (54,366)            (101,495)            (137,696)            (156,323)
Proceeds on sale of property,
  Plant and equipment                                        308               34,755                2,446               61,581
Corporate acquisitions                                         -               (8,792)                   -              (20,594)
                                                  ----------------     -----------------    -----------------    -----------------
                                                         (54,058)             (75,532)            (135,250)            (115,336)
                                                  ----------------     -----------------    -----------------    -----------------

Increase in cash                                           2,108                   71                2,492                   27
Cash, beginning of period                                  1,363                  802                  979                  846
                                                  ----------------     -----------------    -----------------    -----------------
Cash, end of period                                     $  3,471            $     873             $  3,471            $     873
                                                  ================     =================    =================    =================

Funds flow from operations per unit                      $0.98                $1.31                $2.87                $5.22
                                                  ================     =================    =================    =================

SUPPLEMENTARY CASH FLOW
INFORMATION
    Cash income taxes paid                          $          -         $          -         $          -       $            -
    Cash interest paid                                  $  2,099             $  5,373             $  9,483            $  13,278
                                                  ================     =================    =================    =================


CONSOLIDATED STATEMENT OF ACCUMULATED CASH DISTRIBUTIONS
--------------------------------------------------------------------------------

                                                           THREE MONTHS ENDED                         NINE MONTHS ENDED
($ THOUSANDS), (UNAUDITED)                                    SEPTEMBER 30                              SEPTEMBER 30
                                                  --------------------------------------    --------------------------------------
                                                       2002                  2001                 2002                 2001
                                                  ----------------     -----------------    -----------------    -----------------
Accumulated cash distributions,
  Beginning of period                                   $881,863             $619,051             $777,992             $447,158
Cash distributions to unitholders                         61,589               87,712              165,460              259,605
                                                  ----------------     -----------------    -----------------    -----------------
Accumulated cash distributions,
  end of period                                         $943,452             $706,763             $943,452             $706,763
                                                  ================     =================    =================    =================

SELECTED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS AND THOUSANDS OF UNITS
EXCEPT PER UNIT AMOUNTS)
--------------------------------------------------------------------------------

1.       SIGNIFICANT ACCOUNTING POLICIES

The interim consolidated financial statements of Enerplus Resources Fund ("Enerplus" or the "Fund") have been prepared by management following the same accounting policies and methods of computation as the consolidated financial statements for the fiscal year ended December 31, 2001 except as stated below. The note disclosure requirements for annual statements provide additional disclosure to that required for these interim statements. Accordingly, these interim statements should be read in conjunction with the Fund's consolidated financial statements for the year ended December 31, 2001. The disclosures provided below are incremental to those included in the 2001 annual consolidated financial statements.

(a) The accounting of the merger of EnerMark Income Fund ("EnerMark") and Enerplus Resources Fund ("Enerplus") which occurred on June 21, 2001 ("the Merger"), applied the reverse takeover form of the purchase method of accounting for business combinations. Accordingly, these consolidated financial statements of the Fund include the accounts of the merged Fund for the nine months ended September 30, 2002 but the comparative figures for the prior year include the accounts of EnerMark as at and for the nine months ended September 30, 2001, plus the results of Enerplus from June 21, 2001 to September 30, 2001.

         All numbers of trust units and Warrants up to the June 21, 2001 Merger date have been restated using the merger exchange ratio of 0.173 EnerMark unit for each Enerplus unit (the "Merger Exchange Ratio").

(b) Effective for the fiscal years beginning on or after January 1, 2002, the Fund adopted the recommendations of the CICA on accounting for stock-based compensation which apply to new rights granted on or after that date. The Fund has elected to continue to measure compensation cost based on the intrinsic value of the award at the date of the grant and recognize that cost over the vesting period. As the exercise price of the rights granted approximates the market price of the trust units at the grant date, no compensation cost has been provided in the consolidated statement of income.

         The exercise price of the rights granted under the Fund's rights plan may be reduced in future periods in accordance with the terms of the rights plan. The amount of the reduction cannot be reasonably determined as it is dependent upon a number of factors including, but not limited to, future prices received on the sale of oil and natural gas, future production of oil and natural gas, determination of the amounts to be withheld from future distributions to fund capital expenditures and the purchase and sale of property, plant and equipment. Therefore, it is not possible to determine a fair value for the rights granted under the plan.

2.       FUND CAPITAL

         (a) UNITHOLDERS' CAPITAL

   AUTHORIZED:  UNLIMITED NUMBER OF TRUST UNITS

                                                   SEPTEMBER 30, 2002                    DECEMBER 31, 2001
                                            ---------------------------------    --------------------------------
ISSUED:  (THOUSANDS)                           UNITS             AMOUNT              UNITS            AMOUNT
                                            ------------    -----------------    ------------     ---------------
Balance, beginning of period                    69,532         $1,826,507           40,925            $1,050,986
Issued for cash:
  Pursuant to public offerings                   4,750            120,886            4,313               101,039
  Pursuant to Option Plans                          98              1,905              135                 2,530
  Pursuant to exercise of warrants                   -                  -            1,197                33,319
  Pursuant to expiry of warrants                     -                  -                -                 2,846
Issued pursuant to the deemed
  Acquisition of Enerplus (Note 1)                   -                  -           20,863               582,364

  Issued pursuant to the management
  agreement (Note 3)                                 -                  -              173                 5,000
Distribution Reinvestment & Unit Purchase
Plan                                               340              8,483              659                16,577
Issued for acquisition of
  Property interests                                31                740            1,267                31,846
                                            ------------    -----------------    ------------     ---------------
Balance, end of period                          74,751         $1,958,521           69,532            $1,826,507
                                            ============    =================    ============     ===============

         On September 12, 2002, Enerplus closed an equity offering of 4,750,000 trust units at a price of $26.85 per trust unit for gross proceeds of $127,538,000 (net $120,886,000).


         (b) TRUST UNIT OPTION PLAN

         As at September 30, 2002, 150,000 options issued pursuant to the Trust Unit Option Plan were outstanding, representing 0.2% of the total units outstanding. Activity for the options issued pursuant to the option plan is summarized as follows:

                                            SEPTEMBER 30, 2002                     DECEMBER 31, 2001
                                     ----------------------------------    ----------------------------------
                                                        WEIGHTED                               WEIGHTED
                                                        AVERAGE                                AVERAGE
(THOUSANDS EXCEPT                    NUMBER OF          EXERCISE           NUMBER OF           EXERCISE
PER UNIT AMOUNTS)                    OPTIONS            PRICE              OPTIONS             PRICE
                                     ---------------    ---------------    ---------------     --------------
Options outstanding at
  beginning of period                       264             $20.93               363(1)            $21.03
Exercised                                   (98)            $19.55               (55)              $21.94
Cancelled                                   (16)            $22.73               (44)              $20.47
                                     ---------------                       ---------------
Options outstanding at
  end of period                             150             $21.75               264               $20.93
                                     ===============                       ===============
Options exercisable at
  end of period                             119                                   99
                                     ---------------                       ---------------

(1) Number of options representing the balance at June 21, 2001 after the Merger of EnerMark and Enerplus.

No new options have been granted under the Trust Unit Option Plan as this plan was superseded by the Trust Unit Rights Incentive Plan discussed below.

(c) TRUST UNIT RIGHTS INCENTIVE PLAN

As at September 30, 2002, a total of 1,348,000 rights were issued (2,740,000 reserved) pursuant to the Trust Unit Rights Incentive Plan of which none are exercisable. Under the Incentive Plan, distributions per trust unit to Enerplus Unitholders in a calendar quarter which represent a return of more than 2.5% of the net property, plant and equipment of Enerplus at the end of such calendar quarter would result in a reduction in the exercise price of the rights. Based on second and third quarter 2002 results, the exercise price has been calculated to be reduced by $0.07 per trust unit (effective October 2002) and $0.14 per trust unit (effective January 2003) respectively.

As it is not possible to determine the fair value of rights granted under the plan, compensation costs for pro forma disclosure purposes has been determined based on the excess of the unit price over the exercise price at the date of the financial statements. For the three and nine months ended September 30, 2002, net income would be reduced by $150,000 and $183,000, for the estimated compensation cost associated with rights granted under the plan on or after January 1, 2002 with a negligible impact on net income per trust unit during these periods.

Activity for the rights issued pursuant to the Incentive Plan is as follows:

                                                  SEPTEMBER 30, 2002                      DECEMBER 31, 2001
                                           ----------------------------------     ----------------------------------
                                                              WEIGHTED                               WEIGHTED
                                                              AVERAGE                                AVERAGE
(THOUSANDS EXCEPT                          NUMBER OF          EXERCISE            NUMBER OF          EXERCISE
PER UNIT AMOUNTS)                          RIGHTS             PRICE               RIGHTS             PRICE
                                           ---------------    ---------------     ---------------    ---------------
Rights outstanding at
  Beginning of period                           1,318             $24.50                    -              -
Granted                                           145             $26.66                1,360            $24.50
Cancelled                                        (115)            $24.47                  (42)           $24.50
                                           ---------------                        ---------------
Rights outstanding at
  End of period                                 1,348             $24.63                1,318            $24.50
                                           ===============                        ===============

3.       RELATED PARTY TRANSACTIONS

Management, advisory and administration services are supplied to the Fund on a fee and cost reimbursement basis, pursuant to an agreement with Enerplus Global Energy Management Company ("EGEM"). Management fees of $13,571,000 are reported on the consolidated statement of income for the nine months ended September 30, 2002. This included earned base management fees of $6,291,000 and accrued performance fees of $7,280,000. The performance fees are not determined until December 31, 2002, and as such, this amount may increase or decrease throughout the remainder or the year. As at September 30, 2002, $9,883,000 was payable to EGEM, pursuant to this agreement.

In addition, pursuant to a share purchase agreement related to the Merger, the Fund acquired shares of Enerplus Resources Corporation from EGEM for $2,545,000 payable over five years in quarterly installments of $127,000 through a reduction of management fees. At September 30, 2002, the indebtedness remaining pursuant to this agreement was $2,035,000 of which $509,000 has been classified as current.

In addition to the transactions described above, Enerplus has entered into financial instrument contracts at prevailing market rates with an indirect subsidiary of El Paso Corporation, the ultimate parent of EGEM, as described in
Note 5.


4.       LONG-TERM DEBT

                                                         SEPTEMBER 30, 2002           DECEMBER 31, 2001
                                                      -------------------------       ------------------------------
Bank credit facilities                                         $94,130                            $412,589
Senior unsecured notes                                         268,328                                   -
                                                      -------------------------       ------------------------------
Total long-term debt                                          $362,458                            $412,589
                                                      =========================       ==============================

The senior unsecured notes (the "Notes") were issued on June 19, 2002 in the amount of US$175,000,000. They have a final maturity of June 19, 2014 and bear interest at 6.62% per annum, with interest paid semi-annually on June 19 and December 19 of each year. The Note Purchase Agreement requires the Fund to make five annual amortizing principal repayments of 20% of the initial principal amount, commencing on June 19, 2010.

Concurrent with the issuance of the Notes, the Fund entered into a cross currency swap, with a syndicate of major financial institutions. Under the terms of the swap, the amount of the Notes was fixed for purposes of interest and principal repayments at a notional amount of CDN$268,328,000. Interest payments are made on a floating rate basis, set at the rate for three-month Canadian banker's acceptances, plus 1.18%. Costs incurred in connection with issuing the Notes, in the amount of $1,892,000, are being amortized over the term of the Notes. As at September 30, 2002, the amount not amortized associated with these costs was $1,847,000.

Subsequent to September 30, 2002 the Fund's borrowing base was increased to $700,000,000. The increase resulted in the amount of credit available under the bank credit facilities (the "Facilities") being increased to $431,672,000 from $351,672,000. The Facilities remain unsecured and consist of a $402,000,000 revolving committed line with an incremental two-year term, and a $29,672,000 demand operating line. Various borrowing options are available under the Facilities including prime rate based advances and banker's acceptance loans.

5.       FINANCIAL INSTRUMENTS

The Fund uses various types of financial instruments to manage the risk related to fluctuating commodity prices. The fair values of these instruments are based on an approximation of the amounts that would have been paid to or received from counterparties to settle the instruments outstanding as at September 30, 2002 with reference to forward prices and mark-to-market valuations provided by independent sources. The Fund may be exposed to losses in the event of default by the counterparties to these instruments. This credit risk is controlled by the Fund through the selection of financially sound counterparties.

INTEREST RATE AND CROSS CURRENCY SWAPS:

In addition to the cross currency swap described in Note 4, the Fund has entered into various interest rate swaps on a notional amount of bank debt, as follows:

                                                                     NOTIONAL
TERM                                                                  AMOUNT                     FIXED RATE (1)
----------------------------------------------------         -----------------------         -----------------------
January 18, 2002 to January 18, 2005                              $25 million                       3.89%
June 3, 2002 to June 3, 2005                                       25 million                       4.70%
June 4, 2002 to June 4, 2005                                       25 million                       4.65%
                                                             -----------------------
                                                                  $75 million
                                                             =======================

(1) Before banking fees that are expected to range between 0.85% and 1.05%.

The mark-to-market values of the $75.0 million interest rate swaps as at September 30, 2002, represent an unrealized loss of $2.0 million. The mark-to-market value of the cross currency interest rate swap related to the Senior Unsecured Notes as at September 30, 2002 represented an unrealized gain of $40.0 million.

CRUDE OIL:

Enerplus has entered into the following financial option contracts on its gross crude oil production that are designed to reduce a downward impact of crude oil prices. The remaining costs to be amortized associated with these contracts are approximately $215,000. The mark-to-market value of the financial crude oil contracts as at September 30, 2002 reflects an unrealized loss of $8,979,000.

                                                              WTI CRUDE OIL PRICE US $
                                                              -------------------------------------------------------
                                           VOLUME             SOLD                PURCHASED            SOLD
TERM                                       BBLS/DAY           CALL                PUT                  PUT
--------------------------------------     ---------------    ---------------     ----------------     --------------
July 1, 2002 - Dec. 31, 2002
   3-way                                         1,500           US$27.00              US$19.50           US$16.00
   3-way(1)                                      1,500           US$25.00              US$19.50           US$17.00
   3-way                                         2,175           US$27.00              US$19.50           US$17.00
   3-way                                         1,500           US$28.00              US$20.10           US$17.00
   3-way(2)                                      1,500           US$31.00              US$22.00           US$19.50
   3 way(2)                                      1,500           US$30.00              US$24.00           US$21.35
Oct. 1, 2002 - Sept. 30, 2004
   3-way(2)                                      1,500           US$29.00              US$22.00           US$19.25
Jan.1, 2003 - Sept. 30, 2004
   3-way(2)                                      1,500           US$30.00              US$23.00           US$20.00
Jan. 1, 2003 - Dec. 31, 2003
   3-way                                         1,500           US$27.00              US$19.50           US$17.00
   3-way                                         1,500           US$28.00              US$20.15           US$17.00
   3-way(2)                                      1,500           US$28.51              US$22.00           US$19.50
Jan. 1, 2003 - June 30, 2004
   3-way(2)                                      1,500           US$28.00              US$22.50           US$19.60
   3-way(2)                                        500           US$28.00              US$22.50           US$19.90
Jan. 1, 2003 - December 31, 2004
   3-way (3)                                     1,500           US$29.50              US$22.00           US$20.00

(1) The counterparty to this 3-way crude oil option is a subsidiary of El Paso Corporation which is the ultimate parent of EGEM (refer to Note 3) and the amount receivable/payable with respect to this transaction is currently not material. The remaining option premium for this instrument is $69,000 and is being amortized over the remaining term.
(2) Financial option transactions entered into during the third quarter of 2002.
(3) Transactions entered into subsequent to September 30, 2002 that are not included in the mark-to-market values.


NATURAL GAS:

In addition to the crude oil price protection initiatives described previously, Enerplus also has physical and financial contracts in place on its gross natural gas production as described below. The remaining costs to be amortized associated with these contracts are $0.01 per trust unit or $509,000 in 2002 and $0.02 per trust unit or $1,694,000 in 2003. The mark-to-market value of the financial natural gas contracts as at September 30, 2002 reflects an unrealized loss of $17,981,000.

                                 MMCF/DAY                                  AECO $/MCF CDN$
                                 -----------    ----------------------------------------------------------------------
                                 DAILY          SOLD         PURCHASED          SOLD        FIXED        ESCALATED
TERM                             VOLUMES        CALL         PUT                PUT         PRICE        PRICE
-----------------------------    -----------    --------     --------------     --------    --------     -------------
July 1, 2002 - Oct. 31, 2002
  Physical                            3.8          -                -              -          $2.63            -
  Physical                            8.5          -                -              -          $3.97            -
  Collar(1)                           9.5         $5.27            $3.69           -           -               -
  Put(1)                              9.5          -               $3.69           -           -               -
  3-way                               9.5         $4.22            $3.29          $2.37        -               -
July 1, 2002 - Dec. 31, 2002
  Physical                            2.8          -                -              -          $2.64            -
  Physical                            2.0          -                -              -           -              $2.01
  Swap                                3.8          -               $2.90           -           -               -
  Collar                              7.6         $4.22            $3.43           -           -               -
  Collar                              5.7         $4.81            $3.43           -           -               -
  Collar                             14.2         $4.22            $3.32           -           -               -
Nov. 1, 2002 - Dec. 31, 2002
  Collar(1)                           7.1         $5.27            $3.69           -           -               -
  Put(1)                              7.1          -               $3.69           -           -               -
  Call                                9.5         $6.33             -              -           -               -
Nov. 1, 2002 - Mar. 31, 2003
  3-way(2)(3)                         4.8         $7.39            $5.28          $4.22        -               -
  3-way(4)(5)                         4.8         $7.39            $5.28          $4.22        -               -
Jan. 1, 2003 - Mar. 31, 2003
  Call                                9.5         $6.33             -              -           -               -
Jan. 1, 2003 - Oct. 31, 2003
  Physical                            2.8          -                -              -          $2.64            -
  Collar(1)                           7.1         $5.27            $3.69           -           -               -
  Put(1)                              7.1          -               $3.69           -           -               -
Jan. 1, 2003 - Dec. 31, 2003
  Physical                            2.0          -                -              -           -              $2.23
  Swap                                3.8          -               $2.90           -           -               -
  3-way                               9.5         $7.91            $4.27          $3.17        -               -
Jan. 1, 2003 - June 30, 2004
  3-way                               9.5         $7.39            $4.75          $3.17        -               -
Jan. 1, 2003 - Sept. 30, 2004
  3-way(2)                            9.5         $6.67            $4.75          $3.17        -               -
  3-way(2)                            9.5         $7.39            $4.75          $3.69        -               -
Jan. 1, 2003 - Oct. 31, 2006
  Swap (5)                            9.5          -               $5.47           -           -               -
Apr.1, 2003 - Oct. 31, 2003
  Collar(2)                           4.8         $6.25            $4.75           -           -               -
  Collar(5)                           4.8         $6.25            $4.75           -           -               -
Jan. 1, 2004 - Oct. 31, 2004
  Swap                                3.8          -               $2.90           -           -               -
2004 - 2010
  Physical                            2.0          -                -              -           -              $2.33

(1) The counterparty to these natural gas collars and puts is a subsidiary of El Paso Corporation which is the ultimate parent of EGEM (refer to Note 3) and the amounts receivable/payable with respect to these transactions are currently not material. The remaining option premiums for these instruments are $2,203,000 and are being amortized over their remaining terms.
(2)      Additional transactions entered into during the third quarter of 2002.
(3)      Enerplus sells physical gas at the Month Index less $0.05/Mcf.
(4)      Enerplus sells physical gas at the Month Index less $0.11/Mcf.
(5) Transactions entered into subsequent to September 30, 2002 that are not included in the mark-to-market values.

6.       COMMITMENTS AND CONTINGENCIES

The acquisition of the working interest in Oil Sands Lease #24 (Joslyn Creek Lease) included the assumption of approximately $4,100,000 in contingent project debt that was comprised of $3,360,000 of principal and approximately $740,000 in accrued interest. Interest is accrued at the Bank of Canada prime business rate and is not compounded. The debt is contingent on both production and pricing hurdles with respect to development on the lease. As it is too early in the development of this project to determine if these hurdles will be satisfied, the contingent debt has not been accrued in the consolidated financial statements.


7.       SUBSEQUENT EVENT

Subsequent to September 30, 2002, the Fund acquired all of the issued and outstanding shares of Celsius Energy Resources Ltd., a private oil and gas company, for total cash consideration of approximately $165.9 million including working capital adjustments. The acquisition will be accounted for by the purchase method with the results of operations included in the consolidated financial statements of the Fund from the closing date of October 21, 2002.